EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to Sykes Enterprises, Incorporated 2001 Equity Incentive Plan and Sykes Enterprises, Incorporated 2000 Stock Option Plan of our report dated February 15, 2001 (except for Note 1 as to which the date is July 26, 2001), with respect to the consolidated financial statements, as restated, and schedule of Sykes Enterprises, Incorporated included in its Annual Report (Form 10K/A) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Tampa, Florida
November 9, 2001